Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” and to the inclusion of our reports dated March 5, 2015 with respect to the consolidated statement of assets and liabilities, including the consolidated schedule of investments, as of December 31, 2014 and 2013, and the related consolidated statement of operations, changes in net assets, and cash flows for each of the three years in the period ended December 31, 2014, and dated April 9, 2015 with respect to the senior securities table of Sierra Income Corporation as of December 31, 2014, and included in the Prospectus forming a part of the Post-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-175624) dated April 13, 2015.

/s/ ERNST & YOUNG LLP

New York, New York

April 13, 2015